Exhibit 11.3

CONSENT OF CALIBURGER

We consent to the use in this Offering Statement on Form 1-A of the Company referring to Caliburger as a customer and to including the Caliburger Agreement as an exhibit in this Offering Statement.

Very truly yours,

/s/ Caliburger USA, Inc.

Pasadena, CA

October 31, 2019